DISTRIBUTION PLAN

                                       OF
                      THE GROWTH FUND OF WASHINGTON, INC.
 WHEREAS, The Growth Fund of Washington, Inc. (the "Company") intends to engage in business as an open-end, diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and
 WHEREAS, the Company intends to engage in activities which may be primarily intended to result in the sale of shares of its common stock as defined in Rule 12b-1 under the Act, and desires to adopt a Distribution Plan pursuant to such Rule, and the Board of Directors has determined that there is a reasonable likelihood that adoption of the Distribution Plan will benefit the Company and its shareholders; and
 WHEREAS, the Company intends to employ Vista Broker-Dealer Services, Inc. (the "Distributor") as distributor of the securities of which the Company is the issuer;
 NOW, THEREFORE, the Company hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions:
 1. The Company shall pay to the Distributor expenses for distribution of the Company's shares at a maximum annual rate of .25 of 1% of the Company's net assets. Such expenses shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors shall determine. The Fund is under no legal obligation to reimburse any expenditures in excess of the amount authorized by this Plan.
 2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the shares of the Company and may be spent by the Distributor on any activities or expenses primarily intended to result in the sale or retention of the Company's shares, including, but not limited to, compensation to and expenses of employees of the Distributor, including overhead and telephone expenses, who engage in or support distribution of shares, printing of prospectuses and reports for other than existing shareholders, advertising, sales meetings, preparation and distribution of sales literature, and payments to dealers.
 3. This Plan was initially approved, along with the related Distribution Agreement, by the Board of Directors (as provided in Paragraph 4) on July 8, 1985 and the Plan was approved by a vote of a majority of the outstanding voting securities of the Company (as defined in the Act) on August 28, 1986.
 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.
 5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4 after the Board of Directors has requested and evaluated information from each party to an agreement related to the Plan reasonably necessary to making an informed determination as to whether the Plan should be continued.
 6. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Company's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.
 7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of the Company.
 8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 2 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Company, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.
 9. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons.
 10. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.
 IN WITNESS WHEREOF, the Company has executed this Distribution Plan on the day and year set forth below in Washington, D.C.
Date:  6/3/93     THE GROWTH FUND OF WASHINGTON, INC.
      By:  /s/ Harry J. Lister
Attest: /s/ Howard L. Kitzmiller